Generex Announces $3.0 Million Capital Investment

WORCESTER, MA, January 25, 2011 (PRNewswire) – Generex Biotechnology Corporation (the “Company”) (www.generex.com) (OTCBB:GNBT.OB) today announced that it entered into a securities purchase agreement with certain institutional investors on January 24, 2011.  The investors have agreed to purchase up to $6 million of shares of the Company’s common stock and warrants to purchase shares of common stock.  At the initial closing, the investors will purchase an aggregate of 12,000,000 shares of common stock together with warrants to purchase an aggregate of 12,000,000 shares of common stock for a total purchase price of $3,000,000.  The investors will also have the option to purchase up to an additional $3,000,000 of shares of common stock and warrants to purchase shares of common stock during the 60 days following the initial closing.  The purchase price of any additional shares purchased by the investors, and the exercise price of any additional warrants issued to them, will be $0.25 per share.

The warrants issued by the Company to the investors will be immediately exercisable, expire five years after issuance, and have an exercise price of $0.25 per share.  The exercise price of the warrants issued to the investors will be subject to adjustment in the case of stock splits, stock dividends, combinations of shares, and similar recapitalization transactions.  The exercise price of the warrants will also be subject to an adjustment upon the occurrence of certain events, including the issuance by the Company of securities at a price per share less than the exercise price then in effect.  If the Company issues shares of common stock or options exercisable for or securities convertible into common stock at an effective price per share of common stock less than the exercise price then in effect, the exercise price will be reduced to the effective price of the new issuance.  In addition, with any reduction to the exercise price, the number of shares of common stock that may be purchased upon exercise of each warrant will be increased or decreased proportionately, so that after such adjustment the aggregate warrant exercise price payable for the adjusted number of shares issuable upon exercise will be the same as the aggregate warrant exercise price in effect immediately prior to such adjustment.

Generex intends to use the net proceeds from the offering for general corporate purposes which will include, inter alia, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications, and general working capital.

The closing of the offering is expected to take place on or about January 25, 2011, subject to the satisfaction of customary closing conditions.

Seahawk Capital Partners, Inc. was paid a finders’ fee by the Company in connection with this offering.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Generex is offering these securities pursuant to an effective shelf registration statement and only by prospectus.  Copies of the final prospectus supplement in respect of the offering, together with the accompanying base prospectus, can be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov.

About Generex Biotechnology Corporation

Generex is engaged in the research, development, and commercialization of drug delivery systems and technologies.  Generex has developed a proprietary platform technology for the delivery of drugs into the human body through the oral cavity (with no deposit in the lungs).  The Company's proprietary liquid formulations allow drugs typically administered by injection to be absorbed into the body by the lining of the inner mouth using the Company's proprietary RapidMist™ device.  The Company's buccal insulin spray product, Generex Oral-lyn™ is in Phase III clinical trials at several sites around the world.  Antigen Express, Inc. is a wholly owned subsidiary of Generex.  The core platform technologies of Antigen Express comprise immunotherapeutic vaccines for the treatment of malignant, infectious, allergic, and autoimmune diseases.  Antigen Express has pioneered the use of specific CD4+ T helper stimulation in immunotherapy.  One of its platform technologies relies on inhibition of expression of the Ii protein.  Antigen Express scientists, and others, have shown clearly that suppression of expression of the Ii protein in cancer cells allows for potent stimulation of T helper cells and prevents the further growth of cancer cells.  For more information, visit the Generex website at www.generex.com or the Antigen Express website at www.antigenexpress.com.

Safe Harbor Statement

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by introductory words such as “expects,” “plans,” “intends,” “believes,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not.  Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement.  No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.  Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Generex cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials.  Because of this, statements regarding the expected timing of clinical trials or ultimate regulatory approval cannot be regarded as actual predictions of when Generex will obtain regulatory approval for any “phase” of clinical trials or when it will obtain ultimate regulatory approval by a particular regulatory agency.  Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Generex Contacts:

Investor Relations Contacts:
Generex
Todd Falls
800-391-6755

Seahawk Capital Partners, Inc.
Joseph Moscato
646-599-6222

American Capital Ventures, Inc.
Howard Gostfrand
877-918-0774

Media Contact:
Beckerman Public Relations
Christina Markowitch
201-465-8002